UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

GANNETT CO., INC.
(Name of Registrant as Specified in Its Charter)

MNG ENTERPRISES, INC.

MNG INVESTMENT HOLDINGS LLC

STRATEGIC INVESTMENT OPPORTUNITIES LLC

ALDEN GLOBAL CAPITAL LLC

HEATH FREEMAN

TIMOTHY A. BARTON

R. JOSEPH FUCHS

GUY GILMORE

DANA NEEDLEMAN

STEVEN B. ROSSI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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MNG Enterprises, Inc., together with the other participants named herein (collectively, “MNG”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2019 annual meeting of stockholders of Gannett Co., Inc., a Delaware corporation.

On February 7, 2019, MNG issued the following press release:

MNG ENTERPRISES, INC.

MNG CONTINUES TO PURSUE A STRATEGIC ACQUISITION OF GANNETT AT $12.00 PER SHARE IN CASH

MNG and its Advisors Met with Gannett on February 7 and Addressed All Questions Posed by Gannett Board in Effort to Pursue Negotiated Transaction

Gannett Refuses Requests to Extend Nomination Deadline to Facilitate Further Discussions Towards Value-Maximizing Transaction Without Distraction of Proxy Contest

MNG Nominates Slate of Six Director Candidates to Preserve its Rights in the Event Gannett Refuses to Engage in Material Discussions

February 7, 2019 – Denver, CO – MNG Enterprises, Inc. (“MNG”), the largest active shareholder of Gannett Co., Inc. (NYSE: GCI) (“Gannett” or “the “Company”), with a 7.5% ownership stake, today announced that it has delivered notice of its nomination of six highly qualified and experienced individuals to serve on the Board of Directors of Gannett. The nominations follow Gannett’s rejection of MNG’s premium, all-cash proposal to acquire Gannett for $12.00 per share and its refusal to extend the deadline for director nominations to facilitate continued discussions towards a negotiated transaction. MNG’s proposal represents a 41% cash premium to the Gannett share price on December 31, 2018. MNG stated the following:

“It remains MNG’s singular preference to pursue a negotiated transaction, which we believe would be in the best interest of all Gannett shareholders. To that end, MNG has expended significant time and resources performing all the necessary analysis, and MNG and its advisors met with Gannett and its advisors earlier today to address Gannett’s questions regarding our premium, all-cash proposal. We also expressed our belief that engagement towards a transaction in the best interest of Gannett shareholders would be more productive without the distraction of an unnecessary and costly proxy contest. Gannett categorically refused to extend the deadline for director nominations before meeting with us. Therefore MNG’s only option to preserve its rights was to submit its slate of director candidates today.

“We reviewed with Gannett a clear path to completing an all-cash transaction on the terms that we proposed, including our path to financing the transaction and analysis on antitrust matters and pension liabilities, clearly demonstrating that neither issue would be an impediment to closing.  We also shared our perspective on leadership for the combined company and on the importance of valued employees to the long-term sustainability and success of the newspaper business. We hope that Gannett and its advisors review our compelling offer and analysis shared today with the same sincerity that we demonstrated in today’s meeting. We look forward to an expeditious response and stand ready to enter into negotiations.

“The only thing blocking a value maximizing transaction is Gannett’s board, which refused to extend the nomination deadline before even hearing what MNG had to say. Our advisors have expressed strong and unequivocal opinions based on public information that there is no impediment to completing a mutually beneficial transaction and potentially improved terms if given access to non-public information.”

MNG’s nominees have a combination of operational and transaction experience, both inside and outside the media industry, and are committed to maximizing value for all Gannett shareholders. The nominees are as follows:

Timothy A. Barton, age 52, has served on the board of directors of Fred’s, Inc., an operator of discount value stores, since April 2017. Mr. Barton founded Freightquote.com, Inc. (“Freightquote”), an online transportation broker of freight services, in 1998, and served as its Chairman and CEO until its sale to C.H. Robinson Worldwide Inc. (NASDAQ:CHRW), a provider of multimodal transportation services and third-party logistics, in 2015. Prior to founding Freightquote, Mr. Barton was the Co-Founder and President of UWI Association Programs, a telecommunications company, which grew into Network Long Distance before being acquired by IXC Communications/Broadwing Corporation in 1998. Mr. Barton earned his B.A. in Business from the University of Kansas and an M.S. in Finance from Louisiana State University.

Heath Freeman, age 38, has served as the President of Alden Global Capital, LLC since 2014 and is a Founding Member. Prior to Alden, he worked at Smith Management LLC, an investment manager, where he was responsible for investing in deeply undervalued companies and special situations, from 2006 to 2007. Mr. Freeman began his career as an analyst at Peter J. Solomon Company, a boutique investment bank, where he worked on mergers and acquisitions, restructurings and refinancing assignments, from 2003 to 2006. Mr. Freeman serves as Vice Chairman of MNG, owner of one of the largest newspaper businesses in the United States, and has been a director since January 2011.  He has been the Chairman of Fred’s, Inc., an operator of discount value stores, since September 2017 and has been a Director since August 2017. He also serves as Chairman of the Advisory Board at Jewish Life at Duke University’s Freeman Center. Mr. Freeman holds a B.A. from Duke University.

R. Joseph Fuchs, age 78, has served as the executive chairman of MNG, owner of one of the largest newspaper businesses in the United States, since 2012. Mr. Fuchs also currently serves as the President of Rockfleet Broadcasting, Inc., a broadcasting company based in Palm Beach, Florida with three stations in its family, since 1998. Prior to that Mr. Fuchs served as the President of Rockfleet Media, a publisher of weekly newspapers in New Jersey, from 1993 until 1999. Mr. Fuchs also had an equity interest in a Fox Television station in Colorado, from 1984 until 2003. Earlier in his career Mr. Fuchs held various senior level positions at Kidder, Peabody & Co., a securities firm, including having served as the Managing Director for the International Equity Marketing Group, member of the Management Committee and Director of Equity Research, from 1964 to 1995, as well as serving on the board of directors. During his time at Kidder, Peabody & Co. Mr. Fuchs was also a top ranked media analyst with many years working on GCI. Mr. Fuchs received his B.S. in Economics from the Wharton School at University of Pennsylvania and his M.B.A from Columbia University.

Guy Gilmore, age 63, currently serves as the Chief Operating Officer of MNG, owner of one of the largest newspaper businesses in the United States, since October 2017. Previously, Mr. Gilmore served as the Executive Vice President East of MNG from September 2013 until October 2017. Before that, Mr. Gilmore served as President and Publisher of the St. Paul Pioneer Press (n/k/a the Twin Cities Pioneer Press), a Saint Paul, Minnesota, based newspaper from 2007 until 2013 and its Vice President from 2005 until 2007. Earlier in his career Mr. Gilmore served as the President and Publisher of Allentown Morning Call, as well as several other senior positions at the Baltimore Sun, the Portland Oregonian, the Nashville Tennessean & Banner, USA Today and GCI. Mr. Gilmore received his B.A. in English Literature from University of California at Riverside, where he graduated Magna Cum Laude and as a Phi Beta Kappa member.

Dana (Goldsmith) Needleman, age 46, has served as a Principal of The Cogent Group, an acquirer of single-tenant net leased real estate nationally, since October 2009, where she is responsible for the origination, underwriting, financing, structuring, and closing of net lease transactions. She has been instrumental in the acquisition, development and disposition of more than $5.0 billion of corporate real estate throughout the United States with a heavy concentration of retail and industrial assets. From 1999 to 2009, Ms. Needleman was employed by Cardinal Capital Partners (“Cardinal”), a private equity real estate investment firm. She served as a Managing Director at Cardinal from 2003 to 2009 and its Vice President from 1999 to 2002. Throughout her career, Ms. Needleman has completed sizeable portfolio acquisitions with Reuters, Georgia Pacific LLC, Beckman Coulter Inc.  Academy Sports & Outdoors, Albertson’s, Dick’s Sporting Goods, PetSmart, Rite Aid, Shaw’s, and various other national retailers, enabling these companies to maximize the value of their real estate holdings through sale-leaseback and  build-to-suit transactions. From 1997 to 1999, Ms. Needleman was an Associate at Corporate Realty Investment Company Capital, LLC, a private real estate company. She has served on the board of directors of Fred’s, Inc., an operator of discount value stores, since May 2018. Ms. Needleman earned her B.A. from Duke University and J.D. from Boston University School of Law, and was admitted to the New York and Massachusetts bars.

Steven B. Rossi, age 69, served as the Chief Executive Officer of MediaNews Group, Inc. (formerly d/b/a Digital First Media) (“MediaNews Group”), a management company specializing in newspapers, from July 2015 until retiring in November 2017. Prior to that, he served as MediaNews Group’s President beginning in July 2014 and its Chief Operating Officer from January 2015 until assuming the CEO role, and as Executive Vice President from 2006 until April 2007.  Previously, he served as the President and Chief Executive Officer of the California Newspapers Partnership, a publisher of more than two dozen daily newspapers and several weekly newspapers, from 2007 until July 2014. Earlier in his career, Mr. Rossi served in various executive positions at Knight Ridder, Inc., a media company specializing in newspaper and internet publishing, from 1987 until it was acquired by the McClatchy Company in June 2006, including President of the newspaper division, Chief Financial Officer, and Senior Vice President of Operations. From 1992 through 1998 he was Executive Vice President and General Manager of The Philadelphia Inquirer and Daily News¸ both of which are daily newspapers. Prior to joining the newspaper industry, Mr. Rossi held positions in general management and mergers and acquisitions with AmeriGas, Inc., a liquefied petroleum gas distribution company, and in international finance with IU International Corporation, a diversified services company with businesses in trucking, food services, and waste management. He has been on the board of directors of Fred’s, Inc, an operator of discount value stores, since April 2017. Mr. Rossi holds a B.A. in Economics from Ursinus College and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania.

Advisors

Moelis & Company is acting as financial advisor to MNG Enterprises, Inc. Olshan Frome Wolosky LLP and Akin Gump Strauss Hauer & Feld LLP are serving as its legal counsel. Okapi Partners is acting as MNG’s proxy solicitor.

About MNG Enterprises, Inc.

MNG Enterprises, Inc. is one of the largest owners and operators of newspapers in the United States by circulation, with approximately 200 publications including The Denver Post, The San Jose Mercury News, The Orange County Register and The Boston Herald. MNG is a leader in local, multi-platform news and information, distinguished by its award-winning original content and high quality, diversified portfolio of both print and local news and information web sites and mobile apps offering rich multimedia experiences across the nation. For more information, please visit www.medianewsgroup.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

MNG Enterprises, Inc., together with the other participants named herein (collectively, “MNG”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of Gannett Co., Inc., a Delaware corporation (the “Company”).

MNG STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The “Participants” in the proxy solicitation are anticipated to be MNG Enterprises, Inc. (“MNG Enterprises”), MNG Investment Holdings LLC (“MNG Holdings”), Strategic Investment Opportunities LLC (“Opportunities”), Alden Global Capital LLC (“Alden”), Heath Freeman, Timothy A. Barton, R. Joseph Fuchs, Guy Gilmore, Dana Needleman and Steven B. Rossi.

As of the date hereof, Opportunities beneficially owns 8,506,799 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company. MNG Enterprises, as the sole member of MNG Holdings, may be deemed the beneficial owner of the 8,506,799 shares owned by Opportunities. MNG Holdings, as the managing member of Opportunities, may be deemed the beneficial owner of the 8,506,799 shares owned by Opportunities. Alden, as the investment manager of funds that collectively hold a majority voting interest in MNG Enterprises, may be deemed the beneficial owner of the 8,506,799 shares owned by Opportunities. Mr. Freeman, as the President of Alden, may be deemed the beneficial owner of the 8,506,799 shares owned by Opportunities. As of the date hereof, Messrs. Barton, Fuchs, Gilmore and Rossi and Ms. Needleman do not beneficially own any Common Stock.

CONTACT:

Reevemark

Paul Caminiti / Hugh Burns / Renée Soto

+1 212.433.4600

MNGInquiries@reevemark.com